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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Depomed, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DEPOMED, INC.

7999 Gateway Blvd., Suite 300
Newark, California 94560

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2013

        The Annual Meeting of Shareholders of Depomed, Inc. (the "Company") will be held on May 15, 2013 at 3:00 p.m. local time at the Company's headquarters located at 7999 Gateway Blvd., Suite 300, Newark, California 94560. The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

  1.
  To elect seven directors to hold office until the 2014 Annual Meeting of Shareholders and until their successors are elected and qualified.

  2.
  To approve, on an advisory basis, the compensation of the Company's named executive officers.

  3.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.

  4.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only shareholders of record at the close of business on March 22, 2013 will be entitled to notice of, and to attend and vote at, such meeting or any adjournments or postponements thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at the Company's headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Julian N. Stern Secretary
Newark, California April 10, 2013

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy by mail using the return envelope provided. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

DEPOMED, INC.
7999 Gateway Blvd., Suite 300
Newark, California 94560
(510) 744-8000

PROXY STATEMENT

2013 ANNUAL MEETING OF SHAREHOLDERS

        Depomed, Inc. (the "Company") is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders to be held on May 15, 2013, at 3:00 p.m. local time, at the Company's headquarters located at 7999 Gateway Blvd., Suite 300, Newark, California 94560, and at any adjournments thereof (the "Annual Meeting"). These materials are being mailed to shareholders on or about April 10, 2013.

        Only holders of the Company's common stock as of the close of business on March 22, 2013 (the "Record Date") are entitled to attend and vote at the Annual Meeting. Shareholders who hold shares of the Company's common stock in "street name" may attend and vote at the Annual Meeting only if they hold a valid proxy from their broker. Without a valid proxy, beneficial holders cannot vote at the Annual Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. As of the Record Date, there were 56,502,953 shares of common stock outstanding.

        A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shareholders present at the meeting for purposes of determining whether a quorum is present.

        Each shareholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such shareholder on the Record Date. Shareholders do not have cumulative voting rights. Shareholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxy cards received by the Company that are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted for the nominees to the Board listed on the proxy card and in favor of Proposals 2 and 3. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

        In the election of directors, the seven persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected. The other proposals require the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. For purposes of determining the number of shares voting on a particular proposal, votes cast for or against a proposal and abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Accordingly, an abstention will have the same effect as a vote against the proposal, and broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

        A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 7999 Gateway Blvd., Suite 300, Newark, California 94560 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the shareholder actually votes in person at the meeting.

        The proxy card accompanying this Proxy Statement is solicited by the Board. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Annual Meeting. In that event, the Company will pay such firm customary fees, which the Company expects would be approximately $10,000, plus expenses. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

BOARD OF DIRECTORS AND DIRECTOR NOMINEES

        The Bylaws of the Company provide for a Board consisting of between five and nine directors. The number of directors currently authorized is nine. On February 6, 2013, directors Julian N. Stern and Craig R. Smith, M.D., notified the Board that they would not stand for re-election to the Board at the Annual Meeting. Seven directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. All of the nominees named below are presently directors of the Company. Each of the nominees was elected to his or her present term by the shareholders of the Company other than Drs. Anido and Saks, each of whom was appointed to serve as a director by the Board.

        The present term of each of the directors continues until the Annual Meeting and until his or her successor has been elected and qualified. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who will be designated by the present Board to fill the vacancy. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

        The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his or her successor has been elected and qualified.

        The Company's Articles of Incorporation and Bylaws contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the California General Corporation Law.

        The name of and certain other information regarding each nominee is set forth in the table below.

Name of Nominee	Age	Principal Occupation	Director Since
Peter D. Staple(3)	61	Chief Executive Officer, Corium International, Inc.	2003
Vicente Anido, Jr., Ph.D.(1)	60	Director, Depomed, Inc. and QLT Inc.	2013
G. Steven Burrill(1)(3)	68	Chief Executive Officer, Burrill & Company	1997
Karen A. Dawes(1)(2)	61	President, Knowledgeable Decisions, LLC	2008
Samuel R. Saks, M.D.(2)	58	Director, Depomed, Inc. and TONIX Pharmaceuticals, Inc.	2012
James A. Schoeneck	56	President and Chief Executive Officer, Depomed, Inc.	2007
David B. Zenoff, D.B.A.(2)(3)	75	President, David B. Zenoff Associates, Inc.	2007

(1)
Current member of the Audit Committee

(2)
Current member of the Compensation Committee

(3)
Current member of the Nominating and Corporate Governance Committee

        Peter D. Staple has served as a director of the Company since November 2003, and as Chairman of the Board since March 2009. Since March 2008, Mr. Staple has served as Chief Executive Officer and a director of Corium International, Inc., a privately-held biopharmaceutical company. From 2002 to March 2008 he served as director, and from 2002 to November 2007 as Chief Executive Officer, of BioSeek, Inc., a privately-held drug discovery company. From 1994 to 2002, Mr. Staple was a member of the senior executive team at ALZA Corporation, where he was most recently Executive Vice President, Chief Administrative Officer and General Counsel. Prior to joining ALZA, Mr. Staple held the position of Vice President, Associate General Counsel for Chiron Corporation, a biopharmaceutical company. Mr. Staple previously served as Vice President and Associate General Counsel for Cetus Corporation, a biotechnology company. The Board considered Mr. Staple's experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Board: Pharmaceutical Development; Drug Delivery Technologies; Legal and Corporate Governance; Audit Committee; Strategic Transactions; Commercialization Collaborations; Intellectual Property Litigation Management; and Corporate Finance. Mr. Staple holds B.A. and J.D. degrees from Stanford University.

        Vicente Anido, Jr., Ph.D. has served as a director of the Company since February 2013. Dr. Anido is the former President, Chief Executive Officer and Director of Ista Pharmaceuticals, Inc., which was acquired by Bausch + Lomb Incorporated in 2012. Prior to joining Ista Pharmaceuticals, Dr. Anido served as general partner of Windamere Venture Partners from 2000 to 2001. From 1996 to 1999, Dr. Anido served as President and Chief Executive Officer of CombiChem, Inc., a drug discovery company. From 1993 to 1996, Dr. Anido served as President of the Americas Region of Allergan, Inc., where he was responsible for Allergan's commercial operations for North and South America. Prior to joining Allergan, Dr. Anido spent 17 years at Marion Laboratories and Marion Merrell Dow, Inc., including as Vice President, Business Management of Marion's U.S. Prescription Products Division. The Board considered Dr. Anido's experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Board: Commercial Strategy; Commercial Operations; Strategic Transactions; Business Planning; Pharmaceutical Product Launch; and Board experience. In the past five years, Dr. Anido has served as a member of the boards of directors of QLT Inc., Apria Healthcare, Inc. and Ista Pharmaceuticals. Dr. Anido holds a B.S. and a M.S. from West Virginia University and a Ph.D. from the University of Missouri, Kansas City.

        G. Steven Burrill has served as a director of the Company since August 1997. He founded and has been Chief Executive Officer of Burrill & Company, a life sciences merchant bank, since 1997. Mr. Burrill served in the same capacity at Burrill & Company's predecessor firm, Burrill & Craves, between 1994 and 1996. Prior to starting Burrill & Craves, Mr. Burrill spent 28 years with Ernst & Young LLP, as Partner and as International Chairman of the firm's Manufacturing/High Technology/Life Sciences Industry Practice. The Board considered Mr. Burrill's experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Board: Investment Banking; Corporate Finance; Corporate Strategy; International Collaborations and Strategy; Accounting; Audit Committee Financial Expert; Compensation Committee experience; and Nominating and Corporate Governance Committee experience. Mr. Burrill currently serves as a director of Novadaq Technologies, Inc. and Targacept, Inc., and several private companies. Mr. Burrill holds a BBA degree from the University of Wisconsin.

        Karen A. Dawes has served as a director of the Company since April 2008. Since 2003, Ms. Dawes has served as President of Knowledgeable Decisions, LLC, a pharmaceutical consulting firm that she founded. Between 1999 and 2003, Ms. Dawes served as Senior Vice President and U.S. Business Group Head for Bayer Corporation's U.S. Pharmaceuticals Group. Prior to joining Bayer, she served as Senior Vice President, Global Strategic Marketing for Wyeth, formerly known as American Home Products, where she held responsibility for worldwide strategic marketing. She also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in 1997. Ms. Dawes began her pharmaceutical industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. The Board considered Ms. Dawes' experience and expertise within the following areas relevant to the Company and its business in concluding that she should serve on the Board: Marketing; Commercial Operations; Product Development; Commercial Strategy; Business Planning; Pharmaceutical Product Launch; Women's Health; Board Chair experience; and Compensation Committee experience. Ms. Dawes currently serves as a director of Repligen Corporation and several private companies. Ms. Dawes holds an M.B.A. from Harvard University, and B.A. and M.A. degrees from Simmons College.

        Samuel R. Saks, M.D. has served as a director of the Company since October 2012. From April 2011 until February 2012, Dr. Saks served as interim Chief Medical Officer of Threshold Pharmaceuticals, Inc. From 2003 to 2009, Dr. Saks served as CEO of Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company he co-founded. Prior to joining Jazz Pharmaceuticals, Dr. Saks held a number of positions at ALZA Corporation, which was acquired by Johnson & Johnson in 2001. From 2001 to 2003, he was Company Group Chairman of ALZA and served as a member of Johnson & Johnson's Pharmaceutical Group Operating Committee. From 1992 to 2001, he held various executive positions at ALZA, including Senior Vice President, Medical Affairs and Group Vice President, where he was responsible for clinical and commercial activities. He has also held clinical research positions in oncology at Schering-Plough Corporation, XOMA Corporation and Genentech, Inc. From 1987 to 2000, Dr. Saks was Assistant Clinical Professor of Medicine in the oncology division of the Department of Medicine at the University of California, San Francisco. The Board considered Dr. Saks' experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Board: Commercial Strategy; Clinical Operations; Commercial Operations; Product Development; Business Planning; Pharmaceutical Product Launch; and Board experience. Dr. Saks currently serves as a director of TONIX Pharmaceuticals, Inc. and several private companies. Dr. Saks received a B.S. and an M.D. from the University of Illinois.

        James A. Schoeneck joined the Company as President and Chief Executive Officer in April 2011 and has served as a director of the Company since December 2007. From 2005 until joining the Company, Mr. Schoeneck was Chief Executive Officer of BrainCells Inc., a private biopharmaceutical company. Prior to joining BrainCells, he served as Chief Executive Officer of ActivX BioSciences, a development stage biotechnology company. Mr. Schoeneck's broad pharmaceutical experience also includes three years as President and Chief Executive Officer of Prometheus Laboratories Inc. Prior to joining Prometheus, Mr. Schoeneck spent three years at Centocor, Inc., where he led the development of Centocor's commercial capabilities. His group launched Remicade®, which has become one of the world's largest pharmaceutical products. Earlier in his career, he spent 13 years at Rhone-Poulenc Rorer, Inc. (now Sanofi) serving in various sales and marketing positions of increasing responsibility. The Board considered Mr. Schoeneck's experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Board: Corporate Strategy; Corporate Management; Commercial Strategy; Pharmaceutical Product Launch; Strategic Transactions; and Corporate Leadership. Mr. Schoeneck currently serves as a director of FibroGen, Inc. Mr. Schoeneck holds a B.S. degree in Education from Jacksonville State University.

        David B. Zenoff, D.B.A. has served as a director of the Company since March 2007. Since 1973, Dr. Zenoff has been the President of David B. Zenoff and Associates, Inc., a strategy and management consulting firm. Dr. Zenoff has taught at various universities, including Stanford University Graduate School of Business, Columbia Graduate School of Business, and IMEDE in Lausanne, Switzerland. The Board considered Dr. Zenoff's experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Board: Corporate Strategy; Pharmaceutical Marketing Strategy; Business Planning; Management Consulting; Board Process and Governance; Strategic Transactions; and Corporate Leadership. Dr. Zenoff was a member of the board of directors of Williams-Sonoma for six years and currently serves as a director of ExamWorks Group, Inc. Dr. Zenoff holds a B.A. from Stanford University, and M.B.A. and doctorate degrees from Harvard University.

        There are no family relationships among any of the Company's directors or executive officers.

CORPORATE GOVERNANCE

        The Board met six times during fiscal 2012. The Audit Committee met four times, the Compensation Committee met four times, and the Nominating and Corporate Governance Committee met two times. Each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member's service and (ii) the total number of meetings of Committees on which such member served, during the period of such member's service.

Board Independence

        The Board has determined that Ms. Dawes, Messrs. Burrill and Staple, and Drs. Anido, Saks and Zenoff, are "independent" under the rules of the Nasdaq Global Market. Under applicable Securities and Exchange Commission ("SEC") and Nasdaq rules, the existence of certain "related party" transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent.

Board Leadership Structure

        The Board of Directors does not have a policy regarding whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be a non-employee director. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its shareholders. However, the Board believes that separation of the roles of Chief Executive Officer and Chairman of the Board is currently the most appropriate structure for the Company because that structure is consistent with best corporate governance practices and may enhance the independence of the Board. Currently, Mr. Staple, a non-employee director, serves as the Chairman of the Board and Mr. Schoeneck serves as a director and Chief Executive Officer.

The Board's Role in Risk Oversight

        The Board's role in the Company's risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, clinical, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports to enable it to understand the Company's risk profile and the Company's risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the Chairman of the relevant Committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role.

        The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting and internal controls. The Compensation Committee is responsible for management of risks relating to the Company's compensation program and policies and assesses the Company's effectiveness at linking pay to performance, as well as aligning the interests of executives and other employees with those of the Company's shareholders. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, as well as other areas of corporate governance.

Board Committees

        The Board has established three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee.

        Audit Committee.    The Company's Audit Committee consists of Mr. Burrill, Dr. Anido and Ms. Dawes. Mr. Burrill is the Chairman of the Audit Committee. The Audit Committee oversees the Company's corporate accounting and financial reporting process. The Audit Committee evaluates the independent registered public accounting firm's qualifications, independence and performance; determines the engagement of the Company's independent registered public accounting firm; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the engagement team as required by law; reviews the Company's financial statements; reviews the Company's critical accounting policies and estimates; and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of the Company's quarterly financial statements. The Board has determined that Mr. Burrill is the Company's Audit Committee financial expert under applicable SEC rules. The Company believes that the composition of the Audit Committee meets the requirements for independence under the applicable requirements of the Nasdaq Global Market and SEC rules and regulations.

        Compensation Committee.    The Company's Compensation Committee consists of Ms. Dawes and Drs. Saks and Zenoff. Ms. Dawes is the Chairman of the Compensation Committee. The Compensation Committee reviews and recommends policies relating to compensation and benefits of the Company's officers and employees, including reviewing corporate goals and reviewing and approving objectives relevant to compensation of the Chief Executive Officer, other executive officers and key employees, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under the Company's equity incentive plans. The Company believes the composition of the Compensation Committee meets the requirements for independence under applicable requirements of the Nasdaq Global Market and SEC rules and regulations.

        Nominating and Corporate Governance Committee.    The Company's Nominating and Corporate Governance Committee consists of Dr. Zenoff and Messrs. Burrill and Staple. Dr. Zenoff is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies and evaluates nominees for election as directors, periodically reviews the Company's corporate governance policies and practices, and conducts evaluations of management and the Board. The Company believes that the composition of the Nominating and Corporate Governance Committee meets the requirements for independence under the applicable requirements of the Nasdaq Global Market.

        Charters for the Company's Audit, Compensation and Nominating and Corporate Governance Committees are posted on the Company's website at: http://www.depomed.com.

 DIRECTOR NOMINATIONS

        The information below describes the criteria and process that the Nominating and Corporate Governance Committee uses to evaluate candidates to the Board.

        Criteria for Nomination to the Board of Directors.    The Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to ensure that at least a majority of the directors are independent under the rules of the Nasdaq Global Market, and that members of the Audit Committee meet the financial literacy requirements under the rules of the Nasdaq Global Market and at least one of them qualifies as an "audit committee financial expert" under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to Board duties.

        The principal occupations, background and other information about the Board nominees for director are set forth above as well as a discussion of the specific experience, qualifications, attributes or skills of each director that led to the conclusion that he or she should serve on the Board at this time. The Board believes that each director's unique background and skill set gives the Board as a whole competence and experience in a wide variety of areas, including the pharmaceutical industry, corporate governance and board service, executive management and finance. The Board also believes that each director has demonstrated business acumen and an ability to exercise sound judgment, is committed to serving the Company, and has a reputation for integrity, honesty and adherence to high ethical standards.

        Shareholder Proposals for Nominees.    The Nominating and Corporate Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of the Company and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of the Company's common stock which are owned beneficially and of record by such shareholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, "SHAREHOLDER PROPOSALS" below.

        Process for Identifying and Evaluating Nominees.    The process for identifying and evaluating nominees to the Board is initiated by identifying a slate of candidates who meet the criteria for selection as nominees and who have the specific qualities or skills being sought based on input from members of the Board and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Candidates are evaluated by the Nominating and Corporate Governance Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references or associates. Qualified nominees are interviewed by at least one member of the Nominating and Corporate Governance Committee. Serious candidates generally meet, either in person or by telephone, with all members of the Nominating and Corporate Governance Committee and as many other members of the Board as practicable. Using the input from such interviews and the information obtained by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend the Board nominate, or elect to fill a vacancy with, one of the final prospective candidates. Candidates recommended by the Nominating and Corporate Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

        The Nominating and Corporate Governance Committee expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder proposal nominating a director.

        Diversity.    The Company endeavors to have a Board with diverse experience at policy-making or strategic-planning levels in business or in other areas that are relevant to the Company's activities. The Company does not have a policy with respect to diversity in identifying or selecting nominees for the Board. However, in evaluating nominees, the Nominating and Corporate Governance Committee and the full Board assess the background of each candidate in a number of different ways, including how the individual's qualifications complement, strengthen and enhance those of existing Board members as well as the future needs of the Board. The Board also performs an annual self-evaluation, through which the members of the Board assess the Board's performance and ways in which such performance can be improved.

        Nominees to the Board of Directors for the Annual Meeting.    The nominees for the Annual Meeting were recommended for selection by the Nominating and Corporate Governance Committee and were selected by the Board.

        Board Nominees for the Annual Meeting.    Each of the nominees listed in this Proxy Statement is a current director standing for re-election.

COMMUNICATIONS WITH DIRECTORS

        Interested parties wishing to contact the directors of the Company may do so by writing to them at the following address: c/o General Counsel, 7999 Gateway Blvd., Suite 300, Newark, CA 94560. All letters received will be categorized and processed by the Company's General Counsel. Comments or questions regarding the Company's accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance committee. All other comments and questions will be referred to the entire Board.

        The Company has a policy of encouraging all directors to attend the annual shareholder meetings and generally schedules a meeting of the Board of Directors on the date of the annual meeting each year to make it more convenient for them to do so. All of the Company's directors other than Dr. Smith attended the 2012 Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company's Compensation Committee consists of Ms. Dawes and Drs. Saks and Zenoff. None of the members of the Compensation Committee is, or has ever been, an officer or employee of the

Company or any of its subsidiaries. None of these directors had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K (Certain Relationships and Related Transactions). No interlocking relationship exists, or in the past fiscal year has existed, between any member of the Compensation Committee and any member of any other company's board of directors or compensation committee.

CODE OF ETHICS

        The Board has adopted a Code of Business Conduct and Ethics that applies to all of the Company's employees, officers and directors, including its principal executive officer and its principal financial officer. A copy of the code is available on the Company's website at: http://www.depomed.com.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

        The following table sets forth information regarding ownership of the Company's common stock as of March 22, 2013 (or earlier date for information based on filings with the SEC) by (a) each person known to the Company to own more than 5% of the outstanding shares of the Company's common stock, (b) each director and nominee for director of the Company, (c) each person who served as the Company's Chief Executive Officer in 2012, each person who served as principal financial officer in 2012, and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all current directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name of Beneficial Owner(1)	Aggregate Number of Shares of Common Stock(2)		Number Subject to Convertible Securities Exercisable Within 60 Days	Percentage of Common Stock (%)
Ingalls & Snyder, LLC(5)	4,516,750	(6)	—	8.0%
BlackRock, Inc.(9)	3,538,001	(10)	—	6.3%
Deltec Asset Management, LLC(7)	3,361,887	(8)	—	5.9%
The Vanguard Group(11)	3,112,335	(12)	—	5.5%
NorthPointe Capital, LLC(3)	2,956,476	(4)	—	5.2%
James A. Schoeneck	412,418		352,417	*
Julian N. Stern	321,666		113,333	*
Michael Sweeney, M.D.	266,892		265,212	*
Thadd M. Vargas	219,912		166,043	*
Peter D. Staple	168,000		143,000	*
Matthew M. Gosling	152,815		152,815	*
Craig R. Smith, M.D.	143,333		143,333	*
David B. Zenoff, D.B.A.	132,929		113,333	*
Karen A. Dawes	106,333		98,333	*
G. Steven Burrill.	77,083		37,083	*
August J. Moretti.	67,919		66,667	*
Samuel R. Saks, M.D.	5,833		5,833	*
Vicente Anido, Jr., Ph.D.	2,500		2,500	*
All directors & executive officers as a group (13 persons)	2,077,633		1,659,902	3.7%

*
Less than one percent

(1)
Except as otherwise indicated, the address of each beneficial owner listed in the table is Depomed, Inc., 7999 Gateway Blvd., Suite 300, Newark, California 94560.

(2)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 22, 2013. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown. Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

(3)
The address of NorthPointe Capital, LLC is 101 W. Big Beaver, Suite 745, Troy, Michigan 48084.

(4)
Includes (i) 1,986,541 shares of common stock as to which NorthPointe Capital, LLC has sole voting power; and (ii) 2,954,476 shares of common stock as to which NorthPointe Capital, LLC has sole dispositive power. This information was obtained from the Schedule 13G/A filed on February 11, 2013 with the SEC by NorthPointe Capital, LLC.

(5)
The address of Ingalls & Snyder, LLC is 61 Broadway, New York, New York 10006.

(6)
Includes 4,516,750 shares of common stock as to which Ingalls & Snyder, LLC has shared dispositive power. This information was obtained from the Schedule 13G/A filed January 28, 2013.

(7)
The address of Deltec Asset Management, LLC is 623 Fifth Avenue, 28th Floor, New York, New York 10022.

(8)
Includes 3,361,887 shares of common stock as to which Deltec Asset Management, LLC has shared voting and shared dispositive power. This information was obtained from the Schedule 13G/A filed on January 14, 2013 with the SEC by Deltec Asset Management, LLC.

(9)
The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(10)
Includes 3,538,001 shares of common stock as to which BlackRock, Inc. has sole voting and sole dispositive power. This information was obtained from the Schedule 13G/A filed February 6, 2013 with the SEC by BlackRock, Inc.

(11)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(12)
Includes (i) 84,975 shares of common stock as to which The Vanguard Group has sole voting power; (ii) 3,030,760 shares of common stock as to which The Vanguard Group has sole dispositive power; and (iii) 81,575 shares of common stock as to which The Vanguard Group has shared dispositive power. This information was obtained from the Schedule 13G filed on February 12, 2013 with the SEC by The Vanguard Group.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Audit Committee of the Board is responsible for monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving related party transactions. The Company has not engaged and does not propose to engage in any transaction or series of transactions in which the amount involved exceeded or exceeds $120,000 and in which any of the Company's directors or executive officers, any holder of more than 5% of any class of the Company's voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, nor was any director or executive officer or any of their family members indebted to the Company in any amount in excess of $120,000 at any time, except as described below.

James A. Schoeneck Employment Agreement

        In April 2011, the Company entered into an employment letter agreement (the "Employment Agreement") with Mr. Schoeneck pursuant to which Mr. Schoeneck agreed to serve as the Company's President and Chief Executive Officer. The Employment Agreement provided for Mr. Schoeneck to receive an annual base salary of $540,000, an annual target cash bonus of 55% of his base salary and a $125,000 sign-on bonus payment.

        Mr. Schoeneck also received, on the date his employment commenced, an option under the Company's 2004 Equity Incentive Plan to purchase 500,000 shares of the Company's common stock. The option vested and became exercisable with respect to one-eighth of the underlying shares six months after the date of grant, and vests in 42 equal monthly installments thereafter, such that the option will be fully vested and exercisable on the fourth anniversary of the date of grant.

        In addition, the Employment Agreement included a provision that the Company would provide Mr. Schoeneck a monthly transition payment of $7,000 per month for up to 12 months prior to his relocation to the San Francisco area and reimburse Mr. Schoeneck for out-of-pocket costs and expenses incurred to relocate to the San Francisco area if he relocated within 24 months of his initial hire date (and to pay him an additional 55% of any reimbursed relocation expenses that constituted taxable income). 12 months after his initial hire date, Mr. Schoeneck elected to continue to receive the monthly transition payments described above for an additional six months in lieu of the residence relocation reimbursement, which was an election that was included in the Employment Agreement. In total, Mr. Schoeneck received $126,000 in monthly transition payments.

        Under the Employment Agreement, in the event Mr. Schoeneck's employment is terminated by the Company without cause or by him for good reason (under circumstances that do not trigger severance benefits under Mr. Schoeneck's Management Continuity Agreement with the Company described below under "EXECUTIVE COMPENSATION—Potential Payments upon Termination or Change in Control"): (a) the Company will make severance payments over a one-year period to Mr. Schoeneck equivalent to one year of his then-current base salary, which payments will be reduced dollar-for-dollar by any compensation Mr. Schoeneck receives in connection with employment (or full-time consulting) by another employer (or third party); (b) the Company will also pay Mr. Schoeneck's health and dental insurance COBRA premiums for up to 12 months following his termination; and (c) vesting of Mr. Schoeneck's options to purchase the Company's common stock, as well the lapsing of any restrictions or rights of repurchase in favor of the Company on any stock or other equity awards made to Mr. Schoeneck, will be accelerated by three months. The severance provisions of the Employment Agreement are subject to Mr. Schoeneck's execution of a release of claims in a form reasonably satisfactory to the Company and the expiration of the applicable statutory revocation period in connection with his termination.

August J. Moretti Offer Letter

        In December 2011, the Company entered into a letter agreement (the "Offer Letter") with August J. Moretti pursuant to which Mr. Moretti agreed to serve as the Company's Senior Vice President and Chief Financial Officer, effective January 3, 2012. The Offer Letter provided for Mr. Moretti to receive an annual base salary of $355,000 and an annual target cash bonus of 35% of his base salary.

        Mr. Moretti also received, on the date his employment commenced, an option under the Company's 2004 Equity Incentive Plan to purchase 200,000 shares of the Company's common stock. The option vested and became exercisable with respect to one-quarter of the underlying shares January 3, 2013, and vests and becomes exercisable in 36 equal monthly installments thereafter, such that the option will be fully vested and exercisable on January 3, 2016.

Indemnification Agreements

        The Company has entered into indemnification agreements with each of its current officers and directors pursuant to which the Company is obligated to indemnify such officers and directors for breaches of fiduciary duty to the fullest extent permitted by the California General Corporation Law. In addition, the Company has entered into management continuity agreements with each of its officers in the form described below under "EXECUTIVE COMPENSATION—Potential Payments upon Termination or Change in Control".

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal year 2012, all such SEC filing requirements were satisfied.

 EXECUTIVE OFFERS AND SENIOR MANAGEMENT

        The Company's executive officers and other members of senior management as of March 22, 2013 are set forth in the table below.

Name	Age	Position
Executive Officers
James A. Schoeneck	55	President and Chief Executive Officer
August J. Moretti	62	Chief Financial Officer and Senior Vice President
Matthew M. Gosling	42	Senior Vice President and General Counsel
Michael Sweeney, M.D.	52	Chief Medical Officer and Vice President, Research and Development
Thadd M. Vargas	47	Senior Vice President, Business Development
Senior Management
Jeff P. Coon	50	Vice President, Human Resources
Steve L. Greco	63	Vice President, Sales
Gerd. G. Kochendoerfer	45	Vice President, Technical Development and Quality
Kevin D. Weber	54	Vice President, Marketing

        James A. Schoeneck joined the Company as President and Chief Executive Officer in April 2011 and has served as a director of the Company since December 2007. From 2005 until he joined the Company, Mr. Schoeneck was Chief Executive Officer of BrainCells Inc., a private biopharmaceutical company. Prior to joining BrainCells, he served as Chief Executive Officer of ActivX BioSciences, a development stage biotechnology company. Mr. Schoeneck's broad pharmaceutical experience also includes three years as President and Chief Executive Officer of Prometheus Laboratories Inc. Prior to joining Prometheus, Mr. Schoeneck spent three years at Centocor, Inc., where he led the development of Centocor's commercial capabilities. His group launched Remicade®, which has become one of the world's largest pharmaceutical products. Earlier in his career, he spent 13 years at Rhone-Poulenc Rorer, Inc. (now Sanofi) serving in various sales and marketing positions of increasing responsibility. Mr. Schoeneck currently serves as a director of FibroGen, Inc. Mr. Schoeneck holds a B.S. degree in Education from Jacksonville State University.

        August J. Moretti has served as Chief Financial Officer and Senior Vice President since January 2012. From 2004 to December 2011, Mr. Moretti served as Chief Financial Officer and Senior Vice President of Alexza Pharmaceuticals, Inc., a publicly held pharmaceutical company. From 2001 to 2004, Mr. Moretti served as Chief Financial Officer of Alavita, Inc. (formerly Surromed, Inc.), a privately held biotechnology company. Prior to Alavita, Mr. Moretti was a member of Heller Ehrman LLP, an international law firm. Mr. Moretti holds a J.D. from Harvard Law School and a B.A. degree in economics from Princeton University.

        Matthew M. Gosling has served as Senior Vice President and General Counsel since January 2011 after having served as Vice President and General Counsel since June 2006. Prior to joining the Company, Mr. Gosling was a member of Heller Ehrman LLP, an international law firm. Mr. Gosling holds a J.D. from the University of Chicago and a B.A. degree from Trinity University.

        Michael Sweeney, M.D. has served as Chief Medical Officer and Vice President of Research and Development since May 2011, after having served as Vice President of Research and Development since December 2007. From August 2003 to September 2007, Dr. Sweeney served as Vice President of Medical Affairs at CV Therapeutics, Inc. Prior to joining CV Therapeutics, Dr. Sweeney spent 11 years at Pfizer Inc. in New York and the U.K. where he held a variety of medical and marketing positions. Prior to joining Pfizer, Dr. Sweeney served as a senior clinical pharmacologist and a medical advisor at Zeneca PLC. Dr. Sweeney holds a M.D. degree from Manchester University in the U.K. together with post graduate diplomas in Pharmaceutical Medicine and Pharmacoepidemiology, the latter from the University of London. Dr. Sweeney is also a Fellow of the Royal College of Physicians of Edinburgh.

        Thadd M. Vargas has served as Senior Vice President, Business Development since December 2008, after having served as Vice President, Business Development since December 2002. Prior to joining the Company, Mr. Vargas served as Vice President of Finance at Worldres.com, Inc., Director of Finance at Kosan Biosciences, Inc. and Director of Business Development at Anergen, Inc. Prior to joining Anergen, Mr. Vargas was a member of Ernst & Young's life sciences audit practice. Mr. Vargas holds a B.A. degree in Business Economics from the University of California at Santa Barbara.

        Jeff P. Coon has served as Vice President, Human Resources since September 2011. From 2009 to August 2011, Mr. Coon served as Human Resources Director at Cobham plc. From 2008 to 2009, Mr. Coon served as the Vice President of Human Resources of Exelixis. From 2006 to 2008, Mr. Coon served as the Executive Director of Human Resources at PDL BioPharma. Prior to joining PDL BioPharma, Mr. Coon served as Vice President Human Resources at CD Holding and Human Resources Director at Johnson and Johnson. Mr. Coon holds a M.S. degree in Human Resources Management from Golden Gate University in San Francisco and a B.A. degree from California State University Long Beach.

        Steve L. Greco has served as Vice President, Sales since May 2011. From 2007 to 2011, Mr. Greco served as the Chief Business Officer of Marine Polymer Technologies, a private company that commercializes cardiovascular medical devices. From 2002 to 2007, Mr. Greco served as president of Publicis Selling Solutions, a pharmaceutical contract sales organization he founded in 2001. Prior to joining Publicis, Mr. Greco spent 14 years in sales management at Bristol-Myers Squibb, most recently as Senior Vice President, Cardiovascular/Metabolic Sales. Mr. Greco holds a B.A. degree from Loyola University of Los Angeles.

        Gerd G. Kochendoerfer has served as Vice President, Technical Development and Quality since 2011 after having served as Senior Director, Project Management since 2008. From 2005 to January 2008, Dr. Kochendoerfer served as Senior Director, Drug Development at FibroGen, Inc. Prior to joining FibroGen, Dr. Kochendoerfer, served as Director of Research and Development of Gryphon Therapeutics, Inc. Dr. Kochendoerfer holds a Ph.D. Degree in Chemistry from the University of California at Berkeley.

        Kevin D. Weber has served as Vice President, Marketing since July 2011. From 2007 to 2011, Mr. Weber served as Senior Vice President, Global Operations and Strategy at Hyperion Therapeutics, a biotech company focused on orphan diseases and President of BioMark Partners, a strategic marketing consulting firm. From 1999 to 2007, Mr. Weber was at Medicis Pharmaceuticals, including as Vice President, Division Head of Ucyclyd Pharmaceuticals. Mr. Weber also spent 12 years in marketing and product management roles at Rhone-Poulenc Rorer Pharmaceuticals. Mr. Weber holds a B.A. degree from Western Michigan University.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid in 2012, to each of the executive officers named below under "Summary Compensation Table" (the "named executive officers"). This compensation discussion and analysis focuses on the information contained below under this "EXECUTIVE COMPENSATION" section, and in the related footnotes and narrative.

  General

        The Company's Compensation Committee is responsible for overseeing our compensation program, including compensation awarded to the named executive officers. The Company's compensation philosophy is to provide a competitive balance of cash and equity compensation, benefits and development opportunities in order to attract and retain needed talent and create a collaborative, high-performing work environment that contributes to the Company's overall success. The key objectives of the Company's executive compensation program are to be:

  •
  Market competitive, to ensure the Company attracts and retains executives to lead and manage the Company who are talented, qualified, and capable of achieving the Company's business objectives;

  •
  Performance-driven, to align the interests of the Company's executives and shareholders, fairly reward executives for their efforts, and provide a strong, direct link between the Company's financial and strategic goals and executive compensation;

  •
  Motivational and retention-oriented, so that executives remain dedicated to the Company and its overall growth and performance; and

  •
  Transparent, to ensure executives receive information necessary to make informed choices and better understand their total compensation package.

        The primary components of the Company's executive compensation program are base salary, annual cash bonus and stock-based awards. The Company believes these components, along with the Company's other benefits and its commitment to career development, foster a productive, team-oriented work environment that offers the Company's employees the flexibility and opportunity to thrive in a collaborative atmosphere and to receive meaningful rewards and recognition for their contributions to the Company's growth and success. The Company views these components of compensation as related but distinct. That is, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Company determines the appropriate level for each compensation component based in part, but not exclusively, on individual performance, competitive compensation information in light of the Company's recruiting and retention goals, and its view of internal equity and consistency. The Company believes that, as is common in the pharmaceutical industry, stock-based awards, salary, and cash bonuses are all necessary to attract and retain employees. To date, the Company has not adopted any formal policies or guidelines for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation.

        The Chief Executive Officer assists the Compensation Committee in its annual review of the base salaries and other compensation elements of other executive officers. Specifically, the Chief Executive Officer makes recommendations for the committee's consideration and approval of base salary increases, equity incentive grants, and the level of achievement of individual objectives for all other executive officers. The CEO discusses his recommendations with the Compensation Committee. The

Compensation Committee performs an annual review of the base salary and other compensation elements for the CEO.

  Review of Competitive Market; Compensation Consultant

        To assist with the analysis of executive compensation for the 2012 fiscal year, the Compensation Committee engaged Towers Watson, a global professional services firm with expertise consulting on executive compensation matters in general and with specific expertise in the biopharma industry. Towers Watson reports directly to the Compensation Committee, and the Compensation Committee has the sole authority to hire, fire and direct the work of Towers Watson. For the 2012 fiscal year, Towers Watson advised the Compensation Committee on a variety of compensation-related issues, including:

  •
  refining the Company's peer group for executive compensation purposes;

  •
  providing general information concerning executive compensation trends and developments, and regulatory developments;

  •
  assisting the Compensation Committee in its review of modifications to the Company's Employee Stock Purchase Plan and change in control arrangements with senior Company employees; and

  •
  compiling, analyzing and presenting competitive data to assist the Compensation Committee with its executive compensation decisions, including that of the CEO.

Other than providing the advice and services described above, Towers Watson provided no other services to either the Company or the Compensation Committee during the 2012 fiscal year.

        The Compensation Committee considers various sources of third party compensation information in connection with its compensation decisions. In particular, the committee considers compensation packages offered by its competitors for executive talent. In connection with its fiscal year 2012 compensation review, the Compensation Committee reviewed publicly available compensation information compiled by Towers Watson related to 16 pharmaceutical companies with similar revenues (from $50 million to $300 million annually) and stage of product development (commercial stage or late Phase 3). The companies reviewed included:

  Acorda Therapeutics, Inc.
  Affymax, Inc.
  Astex Pharmaceuticals, Inc.
  Auxilium Pharmaceuticals, Inc.
  DURECT Corporation
  Exelixis, Inc.
  Infinity Pharmaceuticals, Inc.
  Medivation, Inc.
  Momenta Pharmaceuticals Inc.
  Nektar Therapeutics
  Neurocrine Biosciences Inc.
  Optimer Pharmaceuticals, Inc.
  Progenics Pharmaceuticals Inc.
  Santarus, Inc.
  Spectrum Pharmaceuticals, Inc.
  Sucampo Pharmaceuticals, Inc.

        The peer list above includes 13 of the 17 companies utilized in the Compensation Committee's 2011 executive compensation review. After consultation with Towers Watson, the Compensation Committee removed three companies (Akorn, Inc.; Questcor Pharmaceuticals, Inc.; and JAZZ

Pharmaceuticals, Inc.) from the Company's peer list because those companies' businesses had grown to a size and scope significantly larger than the Company's. Another company (ISTA Pharmaceuticals, Inc.) was removed from the Company's peer list due to its acquisition by a third party during 2012. On Towers Watson's recommendation, three companies (Astex Pharmaceuticals, Inc.; DURECT Corporation; and Neurocrine Biosciences Inc.) were added to the Company's peer list as replacements for the companies that were removed.

        The Compensation Committee also reviewed a custom survey prepared for Towers Watson by Radford Surveys & Consulting, a business unit of Aon, that analyzed compensation results from 40 publicly held biotech and pharmaceutical companies with 50 to 499 employees and annual revenues of $30 million to $300 million located in Northern California, Southern California and the Mid-Atlantic region. Companies represented in the report included the proxy peers identified above (other than Spectrum Pharmaceuticals) and the following 25 additional companies: AMAG Pharmaceuticals; Cadence Pharmaceuticals; Cerus; Cornerstone Therapeutics; DYAX; Emergent Biosolutions; Halozyme Therapeutics; Idenix Pharmaceuticals; Intermune; ISTA Pharmaceuticals; JAZZ Pharmaceuticals; Neurogesx; Onyx Pharmaceuticals; Pacira Pharmaceuticals; Prometheus Laboratories; Questcor Pharmaceuticals; Santen; Sciclone Pharmaceuticals; Senomyx; Sigma Tau Pharmaceuticals; The Medicines Company; Theravance; Viropharma; XOMA; and Zogenix.

        The Compensation Committee reviews the information described above in order to understand current compensation practices at peer companies. However, the Compensation Committee does not engage in formal benchmarking relative to peer companies.

  Compensation Elements

        Base Salary.    The Company seeks to provide its executive officers with competitive annual base salaries in order to attract and retain talented individuals. However, the Company seeks to ensure that a substantial portion of its executives' compensation depends on the achievement of corporate and individual goals. In determining appropriate salary levels for a given executive officer, the Compensation Committee considers the following factors:

  •
  experience, skills, and external market conditions;

  •
  individual performance;

  •
  level of responsibility;

  •
  breadth, scope, and complexity of the position; and

  •
  executives' salaries relative to each other.

        Based on the criteria above, in January 2013 and January 2012, the Compensation Committee increased the base salary levels of the named executive officers. The increases were retroactive to January 1 for 2012, and were effective as of March 1 for 2013.

Base Salary ($) and Increase (%)
Name and Principal Position	2013	2012
James A. Schoeneck President and Chief Executive Officer	595,350 / 5.0	567,000 / 5.0
August J. Moretti Chief Financial Officer and Senior Vice President	365,650 / 3.3	355,000 / —
Matthew M. Gosling Senior Vice President and General Counsel	382,261 / 3.6	368,978 / 3.8
Michael Sweeney, M.D. Chief Medical Officer, Vice President, Research and Development	374,909 / 3.0	363,989 / 2.6
Thadd M. Vargas Senior Vice President, Business Development	329,505 / 3.3	318,979 / 3.5

        Cash Bonus.    The Company's executive officers participate in the Depomed, Inc. Bonus Plan (the "Bonus Plan"), which provides for annual cash bonuses based on the achievement of individual and corporate objectives. Executives' cash bonus target as a portion of base salary is 60% (in the case of the CEO for 2012) or 35% (in the case of all other executive officers). Payment of annual cash bonuses is designed to reward performance for achieving individual and corporate business goals, which the Company believes increases shareholder value.

        Bonus payouts are tied in significant part to company-wide corporate objectives approved by the Board that are generally set late in the fourth quarter of the prior year or shortly after the beginning of the year. Corporate objectives are generally quantitative in nature, so that achievement can be objectively measured, and are weighted by relative importance. Following the completion of the fiscal year, the Compensation Committee assesses the Company's performance relative to the corporate goals, and applies a "corporate multiplier" based on that assessment. A corporate multiplier of 100% reflects 100% achievement of corporate objectives. The Board makes the final determination of the corporate multiplier, after receiving a recommendation from the Compensation Committee. The weighting of the achievement of corporate objectives as a portion of an executive's total bonus payout is 100% in the case of the CEO and 65% in the case of all other executive officers. For 2012, achievement of the Company's overall corporate objectives was considered at a Compensation Committee meeting held on January 10, 2013. Individual performance was considered, and final executive compensation determinations were made, at a Compensation Committee meeting held on February 7, 2013.

        The Board does not classify individual objectives by their relative difficulty, but believes that the Company's corporate objectives are, on the whole, ambitious but achievable. The corporate multipliers established for 2010, 2011 and 2012 were 98.25%, 83.5% and 89.5%, respectively.

        Corporate objectives for 2012, their relative weights, and the extent to which the Compensation Committee determined they were achieved, are set forth below. The sixth objective, related to the Serada NDA filing, was an unweighted "wildcard" objective pursuant to which an incremental ten percent could be added to the overall corporate multiplier. The objective was structured in this manner due to uncertainty in the Serada program at the time the 2012 objectives were established, and due to the fact that a similar 2011 Serada objective with a 20% weighting had been assigned a 0% achievement level for 2011.

	Goal	Weighting	Extent Achieved
1.	Enhance the financial strength of the Company and improve long-term shareholder value by achieving the following financial metrics: (a) earnings (loss) per share of $(0.64); (b) total revenue of $81.6M; (c) fourth quarter total revenue >$25.0 million and net loss of <$8.0 million; and (d) Glumetza royalties of at least $39.0 million.	.30	110% (.33)
2.	Achieve the following Gralise net sales, demand and supply objectives: (a) total net sales of $6.0 million for the first half of 2012, and $17.9 million for the second half of 2012; (b) prescription demand of 51,000 for the first half of 2012, and 121,000 of the second half of 2012; and (c) complete activities necessary to submit a request to FDA to qualify a second source of Gralise supply.	.35	30% (.105)
3.	Develop Board-approved strategic roadmap and complete transaction to support strategy.	.15	100% (.15)
4.	Secure and protect Company products through advancement of Gralise Orphan Drug exclusivity initiative, continued establishment of intellectual property applicable to Company products, and defense of Company intellectual property against filers of Abbreviated New Drug Applications against Company products.	.10	100% (.10)
5.	Improve organizational dynamics and capabilities.	.10	110% (.11)
6.	Establish path to NDA filing and approval for Serada.	n/a	(.10)
Corporate Multiplier			.895

        The Compensation Committee determined that each of the objectives, other than the Gralise-related objective, had been fully achieved or achieved at a level better than expected. With regard to the Gralise-related objective, the Compensation Committee agreed with management's recommendation of a 30% achievement level due to the fact that the Company did not achieve the 2012 net sales and prescription goals for the product. The Compensation Committee recommended that the Corporate Multiplier be set at 89.5%, and the full Board approved the recommendation.

        Under the Company's bonus plan, the CEO does not have individual goals separate from the Company's corporate objectives. The weighting of individual goals as a portion of other executives' total bonus payout is 35%. The CEO sets individual goals for each of the other executive officers. Individual objectives are mainly quantitative in nature, weighted by relative importance, and linked with corporate goals. Following the completion of the year, the Compensation Committee, in consultation with the CEO, reviews the achievement of individual goals and determines the extent to which each goal was achieved, where a rating of "1" indicates full achievement of a given goal. An executive may earn a rating of greater than "1" with respect to a particular goal if his performance in achieving the goal exceeds expectations. Based on each executive's achievement of his individual goals and the weighting of the goals, he receives an overall individual rating.

        Each executive's total annual cash bonus is determined by applying the corporate multiplier to the portion of his bonus target tied to corporate objectives, and by applying his overall individual rating to the portion of his bonus target tied to individual goals, subject to adjustment in the discretion of the Compensation Committee.

        Mr. Schoeneck's 2012 bonus of $304,500 is equal to 89.5% of his 2012 bonus target, reflecting the 2012 Corporate Multiplier.

        The 2012 individual objectives for Mr. Moretti, the Company's Chief Financial Officer and Senior Vice President, and the extent to which the goals were achieved, were as follows:

	Goal	Weighting	Extent Achieved
1.	Contribute to achievement of corporate objective No. 1 (related to enhancement of the financial strength of the Company and improvement of long-term shareholder value).	50%	1.1
2.	Contribute to achievement of corporate objective No. 2 (related to Gralise net sales, demand and supply).	10%	0.3
3.	Contribute to achievement of corporate objective No. 3 (related to Board-approved strategic roadmap and complete transaction to support strategy).	15%	1.0
4.	Contribute to achievement of corporate objective No. 4 (related to protection of Company products).	15%	1.0
5.	Contribute to achievement of corporate objective No. 5 (related to improvement of organization dynamics and capabilities).	10%	0.9

Mr. Moretti's overall achievement of his individual objectives was 0.97. After discussion with Mr. Schoeneck, the Compensation Committee awarded Mr. Moretti a cash bonus of $114,465, which reflected the 89.5% corporate multiplier for the portion of his bonus attributable to overall corporate performance, and 97% of the portion of his bonus target attributable to individual objectives.

        The 2012 individual objectives for Dr. Sweeney, the Company's Chief Medical Officer and Vice President, Research and Development, and the extent to which the goals were achieved, were as follows:

	Goal	Weighting	Extent Achieved
1.	Contribute to achievement of corporate objective No. 2 (related to Gralise net sales, demand and supply).	30%	0.5
2.	Contribute to achievement of corporate objective No. 3 (related to Board-approved strategic roadmap and complete transaction to support strategy).	20%	1.0
3.	Contribute to achievement of corporate objective No. 4 (related to protection of Company products).	10%	1.0
4.	Contribute to achievement of corporate objective No. 5 (related to improvement of organization dynamics and capabilities).	10%	1.0
5.	Contribute to achievement of corporate objective No. 6 (related to Serada NDA filing and path to approval).	30%	1.33

Dr. Sweeney's overall achievement of his individual objectives was 0.95. After discussion with Mr. Schoeneck, the Compensation Committee awarded Dr. Sweeney a cash bonus of $116,472, which reflected the 89.5% corporate multiplier for the portion of his bonus attributable to overall corporate performance, and 95% of the portion of his bonus target attributable to individual objectives.

        The 2012 individual objectives for Mr. Vargas, the Company's Senior Vice President, Business Development, and the extent to which the goals were achieved, were as follows:

	Goal	Weighting	Extent Achieved
1.	Contribute to achievement of corporate objective No. 1 (related to enhancement of the financial strength of the Company and improvement of long-term shareholder value).	40%	1.2
2.	Contribute to achievement of corporate objective No. 3 (related to Board-approved strategic roadmap and complete transaction to support strategy).	40%	1.15
3.	Lead team to realize value from potential licensors of Acuform delivery technology.	10%	1.0
4.	Develop ex-US commercialization and partnering strategy for Gralise and Serada.	10%	0.9

Mr. Vargas's overall achievement of his individual objectives was 1.13. After discussion with Mr. Schoeneck, the Compensation Committee awarded Mr. Vargas a cash bonus of $109,103, which reflected the 89.5% corporate multiplier for the portion of his bonus attributable to overall corporate performance, and 113% of the portion of his bonus target attributable to individual objectives.

        The 2012 individual objectives for Mr. Gosling, the Company's Senior Vice President and General Counsel, and the extent to which the goals were achieved, were as follows:

	Goal	Weighting	Extent Achieved
1.	Ensure efficient and effective prosecution of Gralise ANDA litigation, Orphan Drug Exclusivity initiative and prosecution of patents associated with the Company's gabapentin franchise.	45%	1.0
2.	Ensure efficient and effective prosecution of Glumetza ANDA litigation.	15%	1.15
3.	Contribute to achievement of corporate objective No. 3 (related to Board-approved strategic roadmap and complete transaction to support strategy).	20%	1.15
4.	Ensure the Company's compliance function and program remain effective and appropriate for the Company's scope of activities.	20%	1.0

Mr. Gosling's overall achievement of his individual objectives was 1.05. After discussion with Mr. Schoeneck, the Compensation Committee awarded Mr. Gosling a cash bonus of $122,588, which reflected the 89.5% corporate multiplier for the portion of his bonus attributable to overall corporate performance, and 105% of the portion of his bonus target attributable to individual objectives.

  Stock-Based Awards

        The Compensation Committee grants stock options and restricted stock units ("RSUs") to executive officers to motivate them to drive the achievement of corporate objectives, to aid in their retention, and to align their interests with those of the Company's shareholders by providing executives with an equity stake. Stock options granted to executive officers have an exercise price equal to 100% of the fair market value of the Company's common stock (the closing sales price on the Nasdaq Global Market) on the date of grant, so they have value only to the extent that the market price of the Company's common stock increases after the date of grant. Typically, stock options vest and become exercisable over four years. One-quarter of the shares subject to the option vest after one year in the case of initial option grants. Options generally vest monthly in the case of annual "refresher" grants. The Company began granting RSUs in 2012 in order to remain competitive for executive talent. The RSUs granted by the Company vest in four equal installments over approximately four years.

        Stock options typically are granted to executive officers when they join the Company, and then in connection with significant changes in responsibilities. In considering initial option grants for executives, the committee takes into account the total compensation package offered to the executive, equity grants to comparable executives at similarly situated companies, and the number of stock options granted to the new executive relative to the stock options held by or granted to the Company's other executives. In January 2012, the Compensation Committee granted Mr. Moretti an option to purchase 200,000 shares of the Company's common stock in connection with his initial appointment. The Company has not awarded RSUs in connection with an executive's initial employment or promotion, though may elect to do so in the future.

        The Compensation Committee also considers and typically awards annual "refresher" grants for executive officers based on the same factors it considers in making initial option grants, as well as the executive's performance, the Company's performance relative to corporate objectives, and recent growth or decline in shareholder value. Refresher grants are generally made in the first quarter of the fiscal year. The date of the meeting of the Compensation Committee at which the annual refresher grants are made is set in advance, and is not coordinated with the release of information concerning the Company's business. In February 2013, in connection with its determinations regarding executive compensation, the committee made refresher grants to Mr. Schoeneck (196,000 options and 105,000 RSUs), Mr. Gosling (57,000 options and 30,500 RSUs), Mr. Moretti (53,500 options and 28,500 RSUs), Dr. Sweeney (53,500 options and 28,500 RSUs) and Mr. Vargas (53,500 options and 28,500 RSUs).

  CEO Compensation

        In setting Mr. Schoeneck's base salary for 2013, the Compensation Committee reviewed Mr. Schoeneck's performance as well as an analysis by Towers Watson of compensation paid to other CEOs of publicly-traded pharmaceutical companies identified above under "Review of Competitive Market". The Compensation Committee determined that a total compensation package near the median of the peer group was appropriate for Mr. Schoeneck in light of the Company's performance since Mr. Schoeneck became CEO in April 2011, which includes the development of the Company's specialty pharmaceutical business, enhancement of the Company's management team, improvement of Company culture and creation, and implementation of the Company's strategic roadmap. The Compensation Committee set Mr. Schoeneck's base salary at $595,350 per year, granted him options to purchase 196,000 shares, and awarded him 105,000 RSUs and a $304,500 cash bonus. Each of the various elements of Mr. Schoeneck's compensation package is at or near the median for the Company's peer group.

  Employment Agreements

        James A. Schoeneck Employment Agreement.    In April 2011, the Company entered into the employment letter agreement (the "Schoeneck Employment Agreement") with Mr. Schoeneck described above under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

        August J. Moretti Employment Agreement.    In December 2011, the Company entered into an employment offer letter with August J. Moretti, the Company's Chief Financial Officer and Senior Vice President whose employment with the Company began in January 2012. The employment offer letter is described above under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". The Compensation Committee consulted with Towers Watson as to Mr. Moretti's initial compensation package and reviewed comparative compensation information for CFOs of companies with profiles similar to the Company's. The Compensation Committee sought to provide Mr. Moretti a total compensation package competitive with such companies.

  Compensation Policies and Practices as They Relate to the Company's Risk Management

        The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. The Board believes its approach to setting corporate goals and individual objectives, bonus payouts at varying levels of performance, and thorough evaluation of performance results assist in mitigating excessive risk-taking that could harm the Company's value or reward poor judgment by executives. The Board believes the allocation of compensation among base salary and short and long-term cash and equity-linked compensation discourages excessive risk-taking. Further, with respect to incentive compensation programs, corporate performance metrics that determine payouts for executive officers are company-wide metrics only. The Board believes applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and its shareholders as a whole. Also, the multi-year vesting of equity awards discourages excessive short-term risk taking.

  Severance Agreements

        In May 2006, the Company adopted the management continuity agreements described below in the section entitled "Potential Payments upon Termination or Change in Control". The Company adopted the agreements in order to support its objectives of an overall executive compensation package that is competitive with the Company's peers, and the retention of qualified executives. As the Company sought to support those objectives without overcompensating executives in the event of a change in control, the Company adopted agreements that it believes contain terms, taken as a whole, that are less favorable to executives than similar arrangements among peer companies. In May 2012, the term of the agreements was extended to June 30, 2014.

  Other Benefits

        Executive officers are eligible to participate in all of the Company's employee benefit plans, such as medical, dental, group life, disability, and accidental death and dismemberment insurance and 401(k) plan, in each case on substantially the same basis as other employees, subject to applicable law. The Company also provides vacation and other paid holidays to all employees, including executive officers, all of which the Company believes to be comparable to those provided at peer companies.

  Tax and Accounting Considerations

        Deductibility of Executive Compensation.    In making compensation decisions affecting the executive officers, the Compensation Committee considers the Company's ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for annual compensation in excess of $1 million paid to our named executive officers. Certain compensation that qualifies under applicable tax regulations as "performance-based" compensation is specifically exempted from this deduction rule. The Compensation Committee cannot assure that the Company will be able to fully deduct all amounts of compensation paid to persons who are named executive officers in the future. Further, because the Compensation Committee believes it is important to preserve flexibility in designing its compensation programs, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The Company does not believe that any amounts paid to the Company's named executive officers during fiscal year 2012 will be non-deductible under Section 162(m).

  Compensation Committee Report

        The Compensation Committee has reviewed this compensation discussion and analysis, discussed it with management and recommended that it be included in this Proxy Statement.

COMPENSATION COMMITTEE
Karen A. Dawes, Chair Samuel R. Saks, M.D. David B. Zenoff, D.B.A.

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings.

Summary Compensation Table

        The following table sets forth information concerning compensation earned for services rendered to the Company by: (a) each individual who served as the Company's principal executive officer during fiscal 2012; (b) each individual who served as the Company's principal financial officer during fiscal 2012; and (c) each of the Company's other executive officers who earned at least $100,000 in salary and bonus in fiscal 2012 and were serving as executive officers at the end of the 2012 fiscal year.

Name and Principal Position	Year		Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(2)(6)		Total ($)
James A. Schoeneck	2012		567,000		—		419,757	363,248	304,500	65,069	(5)	1,719,574
President and Chief	2011	(3)	382,500	(3)	125,000	(4)	—	2,500,600	202,057	64,150	(5)	3,274,307
Executive Officer
August J. Moretti	2012		353,521		—		—	573,660	114,465	2,155		1,043,801
Chief Financial Officer
and Senior Vice President
Matthew M. Gosling	2012		368,978		—		164,970	147,263	122,588	1,997		805,796
Senior Vice President	2011		355,470		—		—	449,670	117,074	2,098		924,312
and General Counsel	2010		346,800		—		—	132,125	125,000	2,136		606,061
Michael Sweeney, M.D.	2012		363,989		—		89,450	77,755	116,472	2,035		649,701
Chief Medical Officer and	2011		354,765		—		—	365,388	92,008	2,136		814,297
Vice President, and Development	2010		341,120		—		—	160,438	140,000	2,136		643,694
Thadd M. Vargas	2012		318,979		—		152,750	140,718	109,103	2,011		723,561
Senior Vice President,	2011		308,192		—		—	322,490	101,503	2,122		734,307
Business Development

(1)
The amounts shown represent the grant date fair value of stock options and awards granted in the year calculated in accordance with Accounting Standards Codification Topic 718. For more information, including a discussion of valuation assumptions, see Note 11 "Stock-Based Compensation" in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 22, 2013.

(2)
Amounts represent long term care and life insurance premiums paid by the Company on behalf of the named executive officers.

(3)
Mr. Schoeneck's employment with the Company began in April 2011. Compensation reported is for a partial year of employment.

(4)
Represents a $125,000 sign-on bonus on commencement of employment with the Company.

(5)
Includes $63,000 in relocation assistance paid to Mr. Schoeneck.

(6)
The Company provides the named executive officers with health, medical and other non-cash benefits generally available to all salaried employees, which are not included in these columns pursuant to SEC rules

(7)
Represents actual bonus amounts earned for the respective year.

Grants of Plan-Based Awards

        The following table sets forth information regarding grants of stock and option awards made to the named executive officers during the 2012 fiscal year:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards— Target ($)(1)	Option Awards: Number of Securities Underlying Options (#)	Stock Awards (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
James A. Schoeneck	—	340,200	—	—	—	—
	1/12/2012	—	111,000	68,700	6.11	783,005
August J. Moretti	—	123,732	—	—	—	—
	1/3/2012	—	200,000	—	5.35	573,660
Matthew M. Gosling	—	129,142	—	—	—	—
	1/12/2012	—	45,000	27,000	6.11	312,233
Michael Sweeney, M.D	—	127,396	—	—	—	—
	1/12/2012	—	23,760	14,640	6.11	167,205
Thadd M. Vargas	—	111,643	—	—	—	—
	1/12/2012	—	43,000	25,000	6.11	293,468

(1)
Actual amounts paid in February 2013 based on the Compensation Committee's review of corporate performance and individual achievements under the Company's Bonus Plan have been reported above under "Summary Compensation Table".

(2)
Represents the grant date fair value of stock options and awards granted in 2012 to the named executive officers. For more information, including a discussion of valuation assumptions, see Note 11 "Stock-Based Compensation" in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 22, 2013.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information regarding outstanding equity awards held by the named executive officers as of December 31, 2012:

	Option Awards						Restricted Stock Units
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Expiration Date	Grant Date		Number of Restricted Stock Units That have Not Vested (#)	Market Value of Restricted Stock Units That have Not Vested ($)(6)
James A. Schoeneck	12/10/2007	(1)	25,000	—	3.38	12/10/2017	—		—	—
	12/7/2009	(3)	15,000	—	3.45	12/7/2019	—		—	—
	12/9/2010	(3)	15,000	—	5.6	12/9/2020	—		—	—
	4/18/2011	(4)	208,333	291,667	8.36	4/18/2021	—		—	—
	1/12/2012	(1)	25,438	85,562	6.11	1/12/2022	1/12/2012	(5)	51,525	318,940
August J. Moretti	1/3/2012	(2)	—	200,000	5.35	1/3/2022	—		—	—
Matthew M. Gosling	6/26/2006	(2)	75,000	—	6.17	6/26/2016	—		—	—
	1/7/2010	(1)	2,917	18,958	3.09	1/7/2020	—		—	—
	1/14/2011	(1)	17,969	19,531	7.12	1/14/2021	—		—	—
	5/26/2011	(1)	9,896	15,104	8.55	5/26/2021	—		—	—
	9/1/2011	(1)	14,063	30,937	6.08	9/1/2021	—		—	—
	1/12/2012	(1)	10,313	34,687	6.11	1/12/2022	1/12/2012	(5)	20,250	125,348
Michael Sweeney, M.D	12/6/2007	(2)	95,000	—	3.27	12/6/2017	—		—	—
	1/23/2009	(1)	43,229	1,771	1.83	1/23/2019	—		—	—
	1/7/2010	(1)	61,979	23,021	3.09	1/7/2020	—		—	—
	1/14/2011	(1)	22,760	24,740	7.12	1/14/2021	—		—	—
	9/1/2011	(1)	14,063	30,937	6.08	9/1/2021	—		—	—
	1/12/2012	(1)	5,445	18,315	6.11	1/12/2022	1/12/2012	(5)	10,980	67,966
Thadd M. Vargas	12/20/2004	(1)	10,000	—	5.08	12/20/2014	—		—	—
	8/9/2005	(1)	19,000	—	5.03	8/9/2015	—		—	—
	2/10/2006	(1)	52,500	—	6.29	2/10/2016	—		—	—
	1/25/2008	(1)	1,875	—	3.6	1/25/2018	—		—	—
	1/23/2009	(1)	7,292	1,458	1.83	1/23/2019	—		—	—
	1/7/2010	(1)	20,417	18,958	3.09	1/7/2020	—		—	—
	1/14/2011	(1)	17,969	19,531	7.12	1/14/2021	—		—	—
	9/1/2011	(1)	14,063	30,937	6.08	9/1/2021	—		—	—
	1/12/2012	(1)	9,854	33,146	6.11	1/12/2022	1/12/2012	(5)	18,750	116,063

(1)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest on a monthly basis in equal increments during the 48-month period from the grant date.

(2)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest over four years, with the first 25% vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date.

(3)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest on a monthly basis in equal increments during the 12-month period from the grant date.

(4)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest over four years, with the first 12.5% vesting six months from the grant date, and the remainder vesting on a monthly basis in equal increments during the 42-month period following the initial vesting date.

(5)
One quarter of each award of Restricted Stock Units vests on December 1, 2012, December 1, 2013, December 1, 2014 and December 1, 2015, provided the executive officer continues to provide services to the Company.

(6)
Amounts represent an estimate of the market value of unvested restricted stock awards as of December 31, 2012, assuming a market value of $6.19 per share, the last reported sale price of the Company's common stock on the Nasdaq Global Market on December 31, 2012.

Option Exercises and Restricted Stock Awards Vested

        The following table sets forth certain information regarding option exercises and the vesting of restricted stock units held by our named executive officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)(2)
James A. Schoeneck	15,000	55,200	17,175	104,939
August J. Moretti	—	—	—	—
Matthew M. Gosling	48,125	132,589	6,750	41,243
Michael Sweeney, M.D	40,000	161,340	3,660	22,363
Thadd M. Vargas	13,125	43,969	6,250	38,188

(1)
Represents the excess of the market value of the shares exercised on the exercise date over the aggregate exercise price of such shares.

(2)
The value shown is the number of restricted stock units times the market price of Depomed common stock on the date of grant.

Potential Payments upon Termination or Change in Control

        On May 15, 2012, the Compensation Committee of the Board approved a form of Management Continuity Agreement to be entered into with each of the Company's officers who serve as vice president or chief executive officer. The Company subsequently entered into definitive Management Continuity Agreements with each such officer.

        The Management Continuity Agreement provides, among other things, that in the event that the executive officer suffers an involuntary termination within 12 months following a change of control the executive officer will receive: (i) 100% acceleration of such officer's unvested Company option shares; (ii) severance payments for a period of 24 months (if the officer is the chief executive officer) or 12 months (if the officer is not the chief executive officer) equal to the base salary which the officer was receiving immediately prior to the change of control; (iii) a lump sum payment equal to two times (if such officer is the chief executive officer) or equal to one time (if the officer is not the chief executive officer) such officer's average annual bonus paid for the Company's three fiscal years immediately preceding the Company's fiscal year in which the termination occurs, and (iv) continuation of payment by the Company of its portion of the health insurance benefits provided to such officers immediately prior to the change of control through the earlier of the end of the severance period or until such officer is no longer eligible for such benefits under applicable law.

        The executive officer is not entitled to receive a "gross up" payment to account for any excise tax that might be payable pursuant to Section 4999 of the Internal Revenue Code. Instead, the executive officer shall receive the greater of (i) the full severance benefits less any taxes, including excise taxes or (ii) the amount of severance benefits that would result in no excise tax having to be paid. These benefits are contingent upon the executive officer's release of any claims against the Company.

        The following table sets forth potential payments to the Company's named executive officers employed as of December 31, 2012 under the Management Continuity Agreement that would have been made had a triggering event occurred as of December 31, 2012.

Name	Severance Payments ($)		Bonus Payments ($)		Health Insurance Benefit ($)		Option and Stock Award Vesting Acceleration ($)(1)
James A. Schoeneck	1,134,000	(2)	575,643	(3)	49,656	(4)	325,785
August J. Moretti	353,521	(5)	114,465	(6)	25,860	(7)	168,000
Matthew M. Gosling	368,978	(5)	121,554	(6)	23,964	(7)	190,295
Michael Sweeney, M.D	363,989	(5)	116,160	(6)	24,420	(7)	151,921
Thadd M. Vargas	318,979	(5)	106,869	(6)	24,132	(7)	187,244

(1)
Accelerated equity value as if the change in control occurred on December 31, 2012.

(2)
The amount reported represents total severance payments over 24 months.

(3)
The amount reported equals two times the average annual bonus paid to Mr. Schoeneck in his capacity as President and CEO.

(4)
The amount reported represents total health and dental insurance premiums to be paid on behalf of the named executive officer for 24 months.

(5)
The amount reported represents total severance payments over 12 months.

(6)
The amount reported equals the named executive officer's average annual bonus over the previous three years (or such fewer number of years as the executive has been employed by the Company).

(7)
The amount reported represents health and dental insurance premiums to be paid on behalf of the named executive officer for 12 months.

Director Compensation

        Each non-employee director receives an annual cash retainer fee of $35,000. Any non-employee chairman of the Board receives an additional $30,000 annual retainer. The retainers described below are also paid to non-employee directors for Board committee service and meeting attendance.

        The chairman of the Audit Committee receives an additional $15,000 annual retainer, and each other member of the Audit Committee receives an additional $7,500 annual retainer.

        The chairman of the Compensation Committee receives an additional $10,000 annual retainer, and each other member of the Compensation Committee receives an additional $6,000 annual retainer.

        The chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 annual retainer fee, and each other member of the Nominating and Corporate Governance Committee receives an additional $2,500 annual retainer.

        All non-employee directors receive meeting attendance fees of $2,000 per in-person Board and committee meeting and $1,000 per telephonic meeting. Any non-employee director who serves as Secretary of the Company receives an additional annual cash retainer of $5,000 for attendance at meetings of Board committees of which he or she is not a member. Any non-employee director who oversees the annual review of the CEO's performance and Board self-evaluation receives an additional $10,000 annual retainer.

        The following table summarizes non-employee director compensation during the fiscal year. Mr. Schoeneck does not receive equity or cash compensation for his Board duties. All cash and equity compensation paid to, or earned by, Mr. Schoeneck in 2012 in his capacity as the Company's President and Chief Executive Officer is reflected in the executive compensation tables set forth above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
G. Steven Burrill	74,500	59,836	134,336
Karen A. Dawes	68,500	59,836	128,336
Samuel R. Saks, M.D.	10,084	128,992	139,076
Craig R. Smith, M.D.	52,500	59,836	112,336
Peter D. Staple	90,000	59,836	149,836
Julian N. Stern	50,000	59,836	109,836
David B. Zenoff, D.B.A	70,000	59,836	129,836

(1)
The amounts shown represent the grant date fair value of stock options and awards granted in the year calculated in accordance with Accounting Standards Codification Topic 718. For more information, including a discussion of valuation assumptions, see Note 11 "Stock-Based Compensation" in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 22, 2013.

(2)
The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2012 was as follows: 48,750 shares for Mr. Burrill; 110,000 shares for Ms. Dawes; 40,000 shares for Dr. Saks; 155,000 shares for Dr. Smith; 155,000 shares for Mr. Staple; 125,000 shares for Mr. Stern; and 125,000 shares for Dr. Zenoff.

 REPORT OF THE AUDIT COMMITTEE

        Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of the Nasdaq Global Market.

        Management has primary responsibility for the system of internal controls and the financial reporting process. The registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

        In this context and in connection with the audited financial statements contained in the Company's Annual Report on Form 10-K, the Audit Committee:

  •
  reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2012 with the Company's management and the registered public accounting firm;

  •
  discussed with Ernst & Young LLP, the Company's registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance;

  •
  reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the auditors their independence;

  •
  based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC; and

  •
  instructed the registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE
G. Steven Burrill Vicente Anido, Jr., Ph.D. Karen A. Dawes

Relationship with Independent Registered Public Accounting Firm

        General.    Ernst & Young LLP has been the Company's independent registered public accounting firm since its inception. In accordance with standing policy and independence rules, Ernst & Young LLP periodically changes the personnel who work on the audit.

        Audit Fees.    Aggregate fees for audit services provided by Ernst & Young LLP totaled approximately $751,000 for 2012 and approximately $569,000 for 2011, including fees associated with the annual audit of the Company's consolidated financial statements, effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports. 2012 fees included assistance with and review of the Company's Registration Statements on Form S-3 and Form S-8 filed with the SEC on May 25, 2012 and related matters.

        Audit-Related Fees.    There were no audit-related services billed by Ernst & Young LLP for 2012 and 2011.

        Tax Fees.    Aggregate fees for guidance on research and development tax credits was $35,000 for 2012 and $33,000 for 2011.

        All Other Fees.    There were no other services provided by Ernst & Young LLP for 2012 and 2011 other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee pre-approved all of the audit and tax fees described above under "Relationship with Independent Registered Public Accounting Firm".

        The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Equity Compensation Plan Information

        The following table sets forth certain information regarding securities authorized for issuance under the Company's equity incentive plans during the fiscal year ended December 31, 2012. The Company's equity compensation plans as of December 31, 2012 include the Company's 1995 Stock Option Plan, the Company's 2004 Equity Incentive Plan and the Company's 2004 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,960,002	$5.77	5,867,103
Equity compensation plans not approved by security holders	—	—	—

	5,960,002	$5.77	5,867,103

 PROPOSAL 1—ELECTION OF DIRECTORS

        At the Annual Meeting, the Shareholders will vote on the election of seven directors to serve for a one-year term until the 2014 Annual Meeting of Shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. The Board has unanimously nominated Peter D. Staple, Vicente Anido, Jr., Ph.D., G. Steven Burrill, Karen A. Dawes, Samuel R. Saks, M.D., James A. Schoeneck and David B. Zenoff, D.B.A. for election to the Board. The nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than seven nominees at the Annual Meeting. The directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Shareholders do not have cumulative voting rights in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH
OF THE NOMINATED DIRECTORS.

PROPOSAL 2—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Section 14A of the Exchange Act require that we provide our shareholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. At the 2011 Annual Meeting, our shareholders indicated their preference that the Company solicit a non-binding, advisory approval of the compensation of our named executive officers annually. The Board has adopted a policy that is consistent with that preference.

        The Board realizes that executive compensation is an important matter for our shareholders. Our executive compensation program is described in detail in the Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement. Our executive compensation program is designed to align the interests of executives and shareholders by providing a competitive balance of cash and equity compensation, benefits and development in order to attract and retain needed talent and create a collaborative, high-performing work environment that contributes to the Company's overall success.

        Before you vote, we urge you to read the CD&A section of this Proxy Statement for details regarding the Company's executive compensation program, including our executive compensation philosophy, components of executive compensation, corporate and individual performance assessments, and compensation decisions for the named executive officers for the 2012 fiscal year. The Board believes the information provided in the CD&A section demonstrates that the Company's executive compensation program is designed appropriately and ensures management's interests are aligned with our shareholders' interests to support the creation of shareholder value.

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

        We ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative disclosures related to those tables."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
APPROVAL OF THE NAMED EXECUTIVE OFFICER
COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements, management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company for the fiscal year ending December 31, 2013. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

        Selection of the Company's independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another without re-submitting the matter to the Company's shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

 OTHER MATTERS

        At of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDERS SHARING THE SAME ADDRESS

        In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (a "street-name shareholder") and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as "householding," is intended to reduce the Company's printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Shareholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at (510) 744-8000 or by mail at the address listed under "Form 10-K" below. The voting instruction sent to a street-name shareholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a shareholder who would like to make one of these requests should contact the Company as indicated above.

FORM 10-K

        The Company will mail without charge to any shareholder upon written request, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 including the financial statements, schedules and a list of exhibits. Requests should be sent to Depomed, Inc., 7999 Gateway Blvd., Suite 300, Newark, California 94560, Attn: Investor Relations.

SHAREHOLDER PROPOSALS

        The Company's Bylaws, as amended, provide that advance notice of a shareholder's proposal must be delivered to the Secretary of the Company at the Company's principal executive offices not earlier than one hundred and fifty (150) days, and not later than one hundred and twenty (120) days, prior to the anniversary of the mailing date of the proxy materials for the previous year's annual meeting. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year's proxy statement, this advance notice must be received not earlier than the 120th day prior to such annual meeting and not later than the 10th day following the day on which public announcement of the date of such meeting is first made. Each shareholder's notice must contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner, (ii) the number of shares of the Company's common stock which are owned beneficially and of record by such shareholder and such beneficial owner and (iii) whether such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company's voting shares to elect such nominee or nominees.

        A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Company's Investor Relations Department upon written request.

        Under the rules of the SEC, shareholders who wish to submit proposals for inclusion in the Proxy Statement of the Board for the 2014 Annual Meeting of Shareholders must submit such proposals so as to be received by the Company at 7999 Gateway Blvd., Suite 300, Newark, California 94560, on or before December 11, 2013. In addition, if the Company is not notified by December 11, 2013 of a proposal to be brought before the 2014 Annual Meeting by a shareholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Julian N. Stern Secretary
Newark, California April 10, 2013

PROXY PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 15, 2013 DEPOMED, INC. The undersigned hereby appoints James A. Schoeneck, August J. Moretti and Matthew M. Gosling, or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Depomed, Inc. (the “Company”) to be held on May 15, 2013 at 3:00 p.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE

. FOLD AND DETACH HERE AND READ THE REVERSE SIDE . PROXY Please mark your votes like this X COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature(s) of Shareholder(s) Date Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign. 1. TO ELECT AS DIRECTORS, TO HOLD OFFICE UNTIL THE 2014 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED, THE SEVEN (7) NOMINEES LISTED BELOW: NOMINEES: (1) PETER D. STAPLE, (2) VICENTE ANIDO, JR., PH.D., (3) G. STEVEN BURRILL, (4) KAREN A. DAWES, (5) SAMUEL R. SAKS, M.D., (6) JAMES A. SCHOENECK AND (7) DAVID B. ZENOFF, D.B.A. 2. TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT. 3. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013. The Board recommends a vote “FOR” on Proposals 1-3. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ON PROPOSALS 1-3. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR WITHHELD FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

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BOARD OF DIRECTORS AND DIRECTOR NOMINEES
CORPORATE GOVERNANCE
DIRECTOR NOMINATIONS
COMMUNICATIONS WITH DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CODE OF ETHICS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFERS AND SENIOR MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SHAREHOLDERS SHARING THE SAME ADDRESS
FORM 10-K
SHAREHOLDER PROPOSALS